Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-215119, 333-231514, and 333-238798) and S-3 (Nos. 333-215621, 333-214355, 333-219739, 333-241649, and 333-254300) of Permian Resources Corporation (formerly Centennial Resource Development, Inc.) of our report dated December 14, 2021, with respect to the Statement of Revenues and Direct Operating Expenses of Properties Acquired by Colgate Energy Partners III, LLC, for the year ended December 31, 2020, which report appears in the Current Report on Form 8-K of Permian Resources Corporation dated September 8, 2022.

/s/ KPMG LLP

Dallas, Texas

September 8, 2022